Exhibit 15.1

Acknowledgment of Independent Auditor

With respect to the Registration Statement on Form S-3 (No. 333-213587) of First Midwest Bancorp, Inc., we acknowledge our awareness of the incorporation by reference therein of our report dated September 7, 2016 relating to our review of the unaudited condensed consolidated financial information of Standard Bancshares, Inc. and Subsidiaries appearing in this Current Report on Form 8-K.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of the Registration Statement prepared or certified by independent auditors, or a report prepared or certified by independent auditors within the meanings of Sections 7 and 11 of the Act.

/s/ RSM US LLP

Schaumburg, Illinois

September 21, 2016